UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2010

UnionBanCal Corporation

(Exact name of registrant as specified in its charter)

1-15081

(Commission file number)

Delaware	94-1234979
(State of incorporation)	(I.R.S. Employer Identification No.)

400 California Street

San Francisco, California 94104-1302

(Address of principal executive offices) (Zip Code)

(415) 765-2969

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 6, 2010, UnionBanCal Corporation (UNBC or the Company) filed a Current Report on Form 8-K (the Original Report) to report that its wholly owned subsidiary, Union Bank, N.A. (the Bank) had entered into a purchase and assumption agreement on April 30, 2010 (the Agreement) with the Federal Deposit Insurance Corporation (FDIC), as receiver of Frontier Bank (Frontier), Everett, Washington and the FDIC in its corporate capacity, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Frontier.

This Current Report on Form 8-K/A (the Amendment) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding UNBC’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in UNBC’s Annual Report on Form 10-K for the year ended December 31, 2009 and in UNBC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Item 2.01	Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to UNBC’s Statement of Assets Acquired and Liabilities Assumed, dated as of April 30, 2010 (the Acquisition Date), and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the Statement). These fair value estimates are considered preliminary, and are subject to change for up to one year after the Acquisition Date as additional information relative to closing date fair values becomes available. Union Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Acquisition Date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of July 16, 2010.

Under the terms of the Agreement, the Bank acquired certain assets of Frontier with a fair value of $2.9 billion, including $1.6 billion of loans, $79 million of securities available for sale, $219 million of cash and cash equivalents, $155 million of other real estate owned (OREO), $860 million related to the FDIC’s indemnification of UNBC against certain future losses described below and $24 million of other assets. Liabilities with a fair value of $2.9 billion were assumed, including $2.5 billion of deposits and $392 million of borrowings and other liabilities.

The assets were acquired at an 11 percent discount to Frontier’s book value and the deposits were assumed without a premium. The Bank paid no cash or other consideration related to this acquisition. The Bank recorded a payable to the FDIC totaling $9.5 million for consideration of the net assets acquired (i.e., the net difference between the assets acquired and the liabilities assumed) as a result of the acquisition.

The Bank did not immediately acquire the banking facilities, including furniture, fixtures, and equipment, of Frontier as part of the Agreement. However, the Bank has the option to purchase these assets at fair market value from the FDIC. The term of this option expires 90 days after the Acquisition Date, unless extended by the FDIC.  As of the filing date of this Form 8-K/A, the Bank had not opted to purchase any of these assets.

In addition, the Bank also entered into two loss share agreements with the FDIC — one for single-family residential mortgage loans and one for commercial loans and other covered assets. Pursuant to the terms of these loss share agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to loans and OREO (collectively referred to as covered assets) begins with the first dollar of loss incurred. Pursuant to the terms of the loss share agreements, the FDIC is obligated to reimburse the Bank for 80 percent of losses with respect to the covered assets. The Bank will reimburse the FDIC for 80 percent of recoveries with respect to losses for which the FDIC paid the Bank under the loss share agreements.

The loss share agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years from the Acquisition Date. The loss share agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and Bank reimbursement of recoveries to the FDIC for a total of eight years.

The loss share agreements are subject to certain servicing procedures as specified in the agreements. The fair value of the loss share agreements was recorded as an indemnification asset at an estimated fair value of $860 million on the Acquisition Date.

In June 2020, approximately ten years following the Acquisition Date, the Bank is required to pay to the FDIC 50 percent of the excess, if any of (i) 20 percent of the intrinsic loss estimate over (ii) the sum of (A) 25 percent of the asset discount plus (B) 25 percent of the cumulative shared-loss payments (as defined in the loss share agreements) plus (C) the cumulative servicing amount (as defined in the loss share agreements). The fair value of the obligation was recorded as an FDIC indemnification liability at an estimated fair value of $37 million on the Acquisition Date.

The foregoing summary of the Agreement, as well as the loss share agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, the loss share agreements, and certain other exhibits attached to the Agreement, a copy of which was previously filed as Exhibit 2.1 to the Original Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired and Exhibits

Discussion

As set forth in Item 2.01 above, on April 30, 2010, the Bank acquired certain assets and assumed certain deposits and other liabilities of Frontier pursuant to the Agreement. A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (SEC), and the Statement, which is attached hereto as Exhibit 99.1.

The acquired assets and assumed deposits represent 3.4 percent and 3.7 percent, respectively, of the Company’s total assets and total deposits as of March 31, 2010. As such, the Company expects a minimal impact to its financial position, results of operations and cash flows as a result of this acquisition.

The Company estimated the Acquisition Date fair value of the acquired assets and assumed liabilities in accordance with applicable accounting guidance (see discussion at Note 3 to the Notes to the Statement of Assets Acquired and Liabilities Assumed, which is attached hereto as Exhibit 99.1). However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Statement as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons. Because of the loss share agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses with respect to these assets. To the extent the actual values realized for the acquired loans differ from the estimated amount, the indemnification asset will generally be impacted in an offsetting manner due to the loss share support from the FDIC.

Financial Condition

Pursuant to the acquisition, the Bank purchased loans with fair value of $1.6 billion and a Frontier book value of $2.7 billion. This fair value amount represents approximately 3.5 percent of the Company’s total loans, net of the allowance for loan losses, at March 31, 2010. Additionally, the Bank acquired OREO with a fair value of $155 million and a Frontier book value of $174 million.

The Bank acquired $219 million in cash and cash equivalents, and $79 million in securities available for sale at fair value. A portion of the cash and cash equivalents acquired have been utilized to pay off all of the acquired advances that were outstanding with the FHLB.  The securities available for sale have been retained to create additional liquidity.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average contractual yield and term.

Schedule of Earning Assets Acquired

April 30, 2010

(Dollars in thousands)	Frontier Bank Book Balance	Fair Value	Average Months to Maturity	Contractual Interest Rate

Earning Assets

Securities Available for Sale:
U.S. Treasury	$312	$312	74	2.75%
Other U.S. government	46,124	46,124	23	0.93%
Residential mortgage-backed securities - agency	30,275	30,275	337	3.24%
State and municipal	1,876	1,876	51	0.59%
Total Securities Available for Sale	78,587	78,587	144	1.80%

Covered Loans:
Commercial, financial, and industrial	730,668	464,365	37	6.90%
Construction	893,273	345,690	7	8.19%
Mortgage - Residential	104,126	95,421	103	6.99%
Mortgage - Commercial	903,202	602,218	46	7.26%
Consumer - Installment	47,736	33,550	58	7.27%
Consumer - Revolving lines of credit	31,365	25,644	89	5.38%
Total Covered Loans	2,710,370	1,566,888	33	7.46%

Total Earning Assets	$2,788,957	$1,645,475

The following table reflects the contractual maturities of covered loans at April 30, 2010:

(Dollars in thousands)	One Year or Less (1)	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial and industrial	$175,171	$209,820	$79,374	$464,365
Construction	295,527	49,424	739	345,690
Mortgage:
Residential	32,107	36,926	26,388	95,421
Commercial	144,545	307,239	150,434	602,218
Total mortgage	176,652	344,165	176,822	697,639
Consumer:
Installment	12,563	14,670	6,317	33,550
Revolving lines of credit	1,157	5,308	19,179	25,644
Total consumer	13,720	19,978	25,496	59,194

Total covered loans	$661,070	$623,387	$282,431	$1,566,888

Total fixed rate covered loans due after one year				388,667
Total variable rate covered loans due after one year				517,151
Total loans due after one year				$905,818

(1) Includes loans due on demand.

Pursuant to the acquisition, the Bank assumed deposits with a fair value of $2,488 million and a Frontier book value of $2,483 million. The fair value adjustment of $5 million relates solely to time deposits, as the fair values used for demand, transaction accounts and savings deposits are equal to book value. The fair value of assumed deposits represents approximately 3.7 percent of the Company’s total deposits of $66.6 billion at March 31, 2010. Demand, transaction and savings deposit accounts comprise $943 million of these assumed deposits.

The following table presents assumed time deposits of $100,000 and over by original contractual maturity:

(Dollars in thousands)
Three months or less	$—
Over three months through six months	624
Over six months through twelve months	110,902
Over twelve months	238,114

Total assumed time deposits of $100,000 and over	$349,640

In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have intangible value. The Company determined the fair value of a core deposit intangible asset totaling approximately $12.7 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, expected customer attrition rates,  interest rates and age of deposit relationships.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This transaction was attractive to the Company as it significantly increased the Bank’s market share in the Pacific Northwest.

The Company expects that the acquisition will have a minimal impact on its operating results in the near term. Based on March 31, 2010 information, excluding post-acquisition balance sheet changes, total assets increased by approximately 3.4 percent, or $2.9 billion, and total deposits increased by approximately 3.7 percent, or $2.5 billion.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss share agreements and the related discounts reflected in the fair value of these assets at the Acquisition Date. The fair values of the acquired loans and OREO reflect an estimate of expected losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the Acquisition Date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the Acquisition Date, appropriate adjustments to the Acquisition Date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The loss share agreements will likely impact the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss share agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss share agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss share agreements to make payments over time. As the loss share agreements cover up to a 5-year period for commercial loans and other covered assets and a 10-year period for single-family residential loans, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC loss share agreements) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the expected economic life of the loans.

Liquidity and Capital Resources

The Company believes that its liquidity position will be minimally impacted as a result of this transaction. The Company acquired $219 million in cash and cash equivalents and $79 million of securities available for sale. In addition, the Company recorded a payable of $9.5 million to the FDIC as consideration for assets acquired in excess of liabilities assumed.

The Company also assumed deposits with a fair value of $2.5 billion. Of this amount, $640 million were in the form of highly liquid transaction accounts and savings accounts. Time deposits comprised $1.5 billion of total deposits assumed, or 62 percent. All of the FHLB advances, which totaled $383 million, were paid off subsequent to the acquisition.

At March 31, 2010, the Bank was “well-capitalized.” We estimate that the transaction will have a minimal impact on the capital ratios of the Bank and the Bank will remain “well-capitalized” after taking into consideration the results of the transaction. The Bank had the following capital ratios at March 31, 2010:

Tier 1 leverage ratio	8.36%
Tier 1 risk based capital ratio	10.92%
Total risk based capital ratio	13.27%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is a Statement of Assets Acquired and Liabilities Assumed by Union Bank, N.A. (a wholly owned subsidiary of UnionBanCal Corporation) related to its acquisition of Frontier at April 30, 2010 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at April 30, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Frontier required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB 1:K). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the Frontier transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits

2.1

Purchase and Assumption Agreement, among the Federal Deposit Insurance Corporation, receiver of Frontier Bank, Everett, Washington, the Federal Deposit Insurance Corporation and Union Bank, N.A., dated as of April 30, 2010.(1)

23.1	Consent of Deloitte & Touche LLP (2)

99.1	Statement of Assets Acquired and Liabilities Assumed at April 30, 2010 and accompanying notes thereto.(2)

(1) Incorporated by reference to exhibit 2.1 to the UnionBanCal Corporation Current Report on Form 8-K dated April 30, 2010.

(2) Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIONBANCAL CORPORATION

Date: July 16, 2010	By:	/s/ John F. Woods
John F. Woods Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

2.1

Purchase and Assumption Agreement, among the Federal Deposit Insurance Corporation, receiver of Frontier Bank, Everett, Washington, the Federal Deposit Insurance Corporation and Union Bank, N.A., dated as of April 30, 2010.(1)

23.1	Consent of Deloitte & Touche LLP (2)

99.1	Statement of Assets Acquired and Liabilities Assumed at April 30, 2010 and accompanying notes thereto.(2)

(1) Incorporated by reference to exhibit 2.1 to the UnionBanCal Corporation Current Report on Form 8-K dated April 30, 2010.

(2) Filed herewith.